                                   EXHIBIT 1






                                ZULU MEDIA, INC.
                            (A Delaware Corporation)


                              FINANCIAL STATEMENTS



                               December 31, 1997

                                      and

                               December 31, 1996

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)


                                TABLE OF CONTENTS

           For the Years Ended December 31, 1997 and December 31, 1996




                                                                   Page
                                                                   ----
Independent Auditors Report                                         1

Balance Sheet                                                       2-3

Statement of Income and Accumulated Deficit                         4

Statement of Stockholders' Equity                                   5

Statement of Cash Flows                                             6-7

Notes to Financial Statements                                       8-14

                          [BRAD B. HAYNES LETTERHEAD]



                          INDEPENDENT AUDITOR'S REPORT



To The Board of Directors and Stockholders of ZULU MEDIA, INC.


We have audited the balance sheet of ZULU MEDIA, INC. as of December 31, 1997 and the related statement of income and accumulated deficit, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the Company's financial statements from June 19, 1996 (inception) to December 31,1996. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of ZULU MEDIA, INC. as of December 31, 1997, and the results of its operations, shareholders' equity and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/S/ BRAD B. HAYNES
-------------------------
Brad B. Haynes

July 20, 1998

                                ZULU MEDIA, INC.
                            (A Delaware corporation)

                                  BALANCE SHEET

                                      AS OF


                                     ASSETS


                                                                                                JUNE 19, 1996
                                                                         YEAR ENDED             (INCEPTION) TO
                                                                      DECEMBER 31. 1997        DECEMBER 31.1996
                                                                      -----------------        ----------------
CURRENT ASSETS
     Cash                                                                   575,235                  351,893
     Accounts receivable net of allowance for doubtful
     accounts 1997 - 117,738 and 1996 - 307,470                           3,741,024                6,672,333
     Employee advances and other receivables                                      0                  200,571
     Marketable securities                                                  820,820                        0
     Prepaid expenses                                                        98,146                  117,492
                                                                         ----------               ----------

                        Total Current Assets                              5,235,225                7,342,289

PROPERTY AND EQUIPMENT (NET)                                              1,845,066                1,315,343


OTHER ASSETS
     Goodwill (Net)                                                               0                7,600,681
     Deposits                                                               111,130                   68,848
                                                                                                  ----------

                          Total Other Assets                                111,130                7,669,529
                                                                         ----------               ----------

                                TOTAL ASSETS                              7,191,421               16,327,161
                                                                         ----------               ----------


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable                                                     6,504,466                6,365,869
     Payroll and other related liabilities                                1,854,003                1,695,385
     Payable to related party                                             2,435,000                1,265,729
     Deferred revenues, current portion                                     311,370                  317,761
                                                                         ----------               ----------

                   Total Current Liabilities                             11,104,839                9,644,744

     DEFERRED REVENUES - non current portion                                      0                  224.196
                                                                         ----------               ----------

                           TOTAL LIABILITIES                             11,104,839                9,868,940



                             See accompanying notes

                                ZULU MEDIA, INC.
                            (A Delaware corporation)

                             BALANCE SHEET CONTINUED

                                      AS OF


                                                                                        JUNE 19, 1996
                                                                YEAR ENDED              (INCEPTION) TO
                                                             DECEMBER 31, 1997         DECEMBER 31, 1996
                                                             -----------------         -----------------
STOCKHOLDERS' EQUITY
    Preferred Stock, Series A, 1 par value
         authorized, issued and outstanding -
         705 voting shares                                            0                        705
     Preferred Stock, Series B, 1 par value
         authorized, issued and outstanding -
         295 non voting shares                                        0                        295
     Common Stock, 1 par value
       authorized, 1,000,000 shares issued
       and outstanding shares 862,529 - 1997
        1,000 shares - 1996                                     862,529                      1,000
     Additional paid in capital                              26,977,471                 11,603,000
     Unrealized gain on marketable securities                   820,820                          0
     Accumulated deficit                                    (32,574,238)                (5,146,779)
                                                            -----------                -----------

         Total Stockholders' Equity                          (3,913,418)                 6,458,221
                                                            -----------                -----------

                       TOTAL LIABILITIES AND
                        STOCKHOLDERS' EQUITY                  7,191,421                 16,327,161
                                                            ===========                ===========



                             See accompanying notes

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                  STATEMENT OF INCOME AND ACCUMULATED DEFICIT

                                     FOR THE


                                                                                             JUNE 19, 1996
                                                                    YEAR ENDED               (INCEPTION) TO
                                                                DECEMBER 31. 1997           DECEMBER 31.1996
                                                                -----------------           ----------------
GROSS SALES VOLUME                                                  38,218,566                 20,124,024
                                                                   -----------                -----------

     REVENUES                                                        6,370,634                  4,140,127


     COST OF SALES                                                   6,250,711                    823,937
                                                                   -----------                -----------

     GROSS PROFIT                                                      119,923                  3,316,190


OPERATING EXPENSES
     Marketing                                                       2,851,345                  1.426,894
     Selling                                                         6,871,984                  4,023,342
     General and administrative                                      8,309,957                  2,612,697
     Amortization and write-off of goodwill                          9,516,096                    400,036
                                                                   -----------                -----------

                    Total Operating Expenses                        27,547,382                  8,462,969
                                                                   -----------                -----------


LOSS BEFORE INCOME TAXES                                           (27,427,459)                (5,146,779)


PROVISION FOR INCOME TAXES                                                   0                          0


NET LOSS                                                           (27,427,459)                (5,146,779)
                                                                                              -----------

ACCUMULATED DEFICIT DECEMBER 31, 1996                               (5,146,779)                (5,146,779)
                                                                                              -----------

ACCUMULATED DEFICIT - DECEMBER 31, 1997                            (32,574,238)
                                                                   -----------


                             See accompanying notes

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                        STATEMENT OF STOCKHOLDERS' EQUITY



          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                     AND FOR THE YEAR ENDED DECEMBER 31,1997



                                            SERIES A                        SERIES B
                                         PREFERRED STOCK                 PREFERRED STOCK                 COMMON STOCK
                                         ---------------                 ---------------                 ------------
                                      SHARES         AMOUNT         SHARES              AMOUNT      SHARES         AMOUNT
                                    ----------     ----------     ----------         ----------   ----------     ----------
Issuance of stock in
   connection with the
   formation of the Company
   and the acquisition of
   IMl and Network 1.0                 705            705            295                 295         1,000         1,000



Additional capital
   contribution from parent             --             --             --                  --            --            --




Loss for period
   June 19, 1998 (inception)
   to December 31, 1998                 --             --             --                  --            --            --
                                ----------     ----------     ----------          ----------    ----------    ----------

Balance December 31, 1996              705            705            295                 295         1,000         1,000




Additional capital
   contribution from parent             --             --             --                  --            --            --




Unrealized gain on
   marketable securities                --             --             --                  --            --            --




   Stock split                        (705)          (705)          (295)               (295)      861,529       861,529



Acquisition of assets of
Webwide Media PTY, LTD                  --             --             --                  --            --            --



Loss for year ended
   December 31, 1997                    --             --             --                  --            --            --
                                ----------     ----------     ----------          ----------    ----------    ----------

Balance December 31,1997                --             --             --                  --       862,529       862,529
                                                                                                ==========    ==========



                                   ADDITIONAL UNREALIZED GAIN
                                     PAID-IN   ON MARKETABLE  ACCUMULATED
                                     CAPITAL   SECURITIES       DEFICIT         TOTAL
                                    ---------- ----------     ----------     ----------
Issuance of stock in
   connection with the
   formation of the Company
   and the acquisition of
   IMl and Network 1.0              5,748,000            --             --      5,750,000



Additional capital
   contribution from parent         5,855,000            --             --      5,855,000




Loss for period
   June 19, 1998 (inception)
   to December 31, 1998                    --            --     (5,146,779)    (5,146,779)
                                   ----------    ----------     ----------     ----------

Balance December 31, 1996          11,603,000                   (5,146,779)     6,458,221




Additional capital
   contribution from parent        14,235,000            --             --     14,235,000




Unrealized gain on
   marketable securities                   --       820,820             --        820,820




   Stock split                       (860,529)           --             --



Acquisition of assets of
Webwide Media PTY, LTD              2,000,000            --             --      2,000,000



Loss for year ended
   December 31, 1997                       --            --    (27,427,459)   (27,427,459)
                                   ----------    ----------     ----------     ----------

Balance December 31,1997           26,977,471       820,820    (32,574,238)    (3,913,418)
                                   ==========    ==========     ==========     ==========



                             See accompanying notes

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997



CASH FLOWS FROM OPERATING ACTIVITIES

     Net loss                                                                           (27,427,460)

     Adjustments to reconcile to net cash:
       Depreciation                                              667,353
       Amortization and write-off of goodwill                  9,516,096
       Provision for bad debts                                   189,732
       Decrease in accounts receivable                         2,721,646
       Decrease in employee advances and other receivables       200,571
       Decrease in prepaid expense                                19,346
       Increase in deposits                                      (42,282)
       Increase in accounts payable                              138,597
       Increase in payroll and other accrued liabilities         158,618
       Increase in payable to related party                    1,169,271
       Decrease in deferred revenues                            (230,587)
                                                             -----------
                        Total Adjustments                                                14,508,361
                                                                                        -----------

NET CASH USED IN OPERATING ACTIVITIES                                                   (12,919,099)

CASH FLOWS FROM INVESTING ACTIVITIES
     Acquisition of property and equipment                    (1,092,559)

NET CASH USED IN INVESTING ACTIVITIES                                                    (1,092,559)

CASH FLOWS FROM FINANCING ACTIVITIES
     Additional capital contribution from parent              14,235,000

NET CASH PROVIDED BY FINANCING ACTIVITIES                                                14,235,000
                                                                                        -----------

NET CASH PROVIDED BY ALL ACTIVITIES                                                         223,342

CASH - December 31, 1996                                                                    351,893
                                                                                        -----------

CASH - December 31, 1997                                                                    575,235
                                                                                        -----------


                             See accompanying notes

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                             STATEMENT OF CASH FLOWS

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996




CASH FLOWS FROM OPERATING ACTIVITIES
     NET LOSS                                                                            (5,146,779)

     Adjustments to reconcile to net cash:
       Depreciation                                              190,400
       Amortization of goodwill                                  400,036
       Provision for bad debts                                   307,470
       Increase in accounts receivable                        (4,850,603)
       Increase in employee advances and other receivables      (108,803)
       Increase in prepaid expense                               (33,397)
       Increase in deposits                                      (24,699)
       Increase in accounts payable                            4,238,617
       Increase in payroll and other accrued liabilities         825,715
       Decrease in payable to related party                      (74,271)
       Decrease in deferred liabilities                         (380,557)
                                                             -----------

                        Total Adjustments                                                   489,908
                                                                                        -----------
NET CASH USED IN OPERATING ACTIVITIES                                                    (4,656,871)

CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of SOFTBANK INTERACTIVE
       MARKETING, INC. and Network 1.0,
        net of cash acquired                                  (5,497,156)
       Acquisition of property and equipment                  (1,099,080)
                                                            ------------
NET CASH USED IN INVESTING ACTIVITIES                                                    (6,596,236)

CASH FLOWS FROM FINANCING ACTIVITIES
     Issuance of stock                                         5,750,000
     Additional capital contribution from parent               5,855,000
                                                            ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                                11,605,000
                                                                                        -----------

NET CASH PROVIDED BY ALL ACTIVITIES                                                         351,893

CASH - June 19, 1996                                                                             --
CASH - December 31, 1996                                                                    351,893
                                                                                        -----------


                             See accompanying notes

                                ZULU MEDIA. INC.
                            (A Delaware Corporation)

                          NOTES TO FINANCIAL STATEMENTS

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997



1.       ORGANIZATION AND DESCRIPTION OF BUSINESS ACTIVITIES

         ZULU MEDIA, INC. (the Company), a Delaware corporation, is a diversified interactive media sales, marketing and communications company. Business activities of the Company include the sale of interactive multimedia advertising and production of interactive promotions.

         The Company was formed on June 19, 1996 by SOFTBANK Holding Inc. (SOFTBANK) with authorized capital consisting of 1,000 shares of Preferred Stock (705 Series A voting shares and 295 Series B non-voting shares) and 1,000 shares of Common Stock.

         On June 19, 1996, SOFTBANK contributed 5,750,000 in cash and committed to provide as a capital contribution additional cash, as required, in exchange for 705 shares of Series A Preferred Stock and 705 shares of Common Stock of the Company.

         SoftBank Interactive Marketing, Inc. had a name change to Zulu Media, Inc. on March 24, 1998.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a.       Revenue Recognition

                  Revenues are derived from the performance of services, sale and related placement of advertisements on internet sites and production of trade shows. Revenues are recognized as services are performed, on the run-date of an advertisement or when a trade show commences.

                  In accordance with certain agreements, billings are submitted to advertisers on behalf of client web sites. The gross sales volume are recorded as accounts receivable and an accrual is recorded for the amount due to the client web site in accordance with the terms of the agreement. A deferred liability has been established to account for timing differences between advertising billings and the period in which an advertisement runs. Such liability in the amount of approximately 141,000 has been recorded as Deferred Revenues in the balance sheet for the period ended December 31, 1996. The liability for the year ended December 31, 1997 was approximately 87,000. The remainder of the Deferred Revenue as of December 31, 1996, and December 31, 1997 is attributed to a license agreement with a related party. (See note 5. Related Party Transaction).

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                     NOTES TO FINANCIAL STATEMENTS CONTINUED

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997




         b.       Property and Equipment

                  Property and equipment acquired from IMI are stated at fair market value as of the acquisition date. Property and equipment acquired subsequent to June 19, 1996 are stated at cost. Depreciation is computed on the straight-line basis over the estimated useful lives of the related assets which is estimated to be three years. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the related improvement.

         c.       Goodwill

                  Goodwill is amortized using the straight-line method over 10 years. The carrying value of the goodwill is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the Company. Based upon its most recent analysis, the Company believes that no future value of goodwill exists as of December 31, 1997.

         d.       Income Taxes

                  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

         e.       Use of Estimates

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         f.       New Accounting Standards

                  Statement of Financial Accounting Standards No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" (SFAS No.121) establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The adoption resulted in an impairment write down of 8,412,765 of goodwill and has been recorded in the Company's current year operations.

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                     NOTES TO FINANCIAL STATEMENTS CONTINUED

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997



3.       ACQUISITION

         On June 19, 1996, the Company acquired the business and assets of Interactive Marketing Inc. (IMI) and Network 1.0 for consideration of 5,750,000 in cash, 295 shares of Series B Preferred Stock and 295 shares of Common Stock of the Company.

         The acquisition has been accounted for using the purchase method of accounting. The consideration paid, acquisition costs and the fair market value of the net liabilities assumed have been assigned to goodwill. The financial statements contained herein reflect the operations of the Company from June 19, 1996 through December 31, 1996.

         In connection with the acquisition of IMI, the Company's Board of Directors authorized the closure of two IMI divisions. The Company accrued 500,000 for liabilities relating to severance and other exit costs, with a corresponding increase in goodwill.

         The net purchase price has been allocated as follows:

         Goodwill                                            8,000,717
         Current assets                                      2,324,821
         Fixed assets                                          406,662
         Other assets                                           44,149
         Current liabilities                                (5,029,193)
         Acquisition costs                                    (250,000)
                                                            ----------
                                                             5,497,156
         Net cash acquired                                     252,844

                                                             5,750,000
                                                            ----------

4.       CONCENTRATION OF CREDIT RISK

         A concentration of credit risk may exist with respect to trade receivables. Sales to date have been primarily to customers located in the United States. The Company provides unsecured credit to its customers in the normal course of business. Credit evaluations are performed on the financial condition of customers and a reserve has been established for accounts which may not be collectible.

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                     NOTES TO FINANCIAL STATEMENTS CONTINUED

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997



         The Company has a customer whose revenues represent approximately 40 percent of the Company's net revenues for the period from June 19, 1996 (inception) to December 31, 1996. Effective January 1, 1997, the agreement with this customer has not been renewed. The Company does not expect this to have an adverse impact on 1997 operations. In 1997, it did not have an adverse impact as other customers replaced that one customer.


5.       RELATED PARTY TRANSACTIONS

         The Company sells advertising on behalf of a related party. In connection with the sales representation agreement, the related party advanced the Company 1,250,000 to be offset against earned sales revenues from the sale of advertisements made on their behalf. As of December 31, 1997, the Company had earned 1,250,000 of such sales revenue, which have been fully offset against the advances in the accompanying balance sheet.

         The Company's group medical, dental and related benefits programs are provided by a related party. The related costs of 1,169,271 for the year ended December 31, 1997 have been charged to the Company and such amounts are expected to be repaid to the related party during 1998.

         The Company has entered into a license agreement with a related company. The Company has received a license fee of 450,000 as consideration for granting the related company the exclusive right to produce a certain trade show worldwide through December 31, 1998. The license fee will be amortized over the term of the agreement and has been included in Deferred Revenues in the accompanying balance sheet.

6.       INCOME TAXES

         As of December 31, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately 5,147,000 and approximately 27,577,000 for the year ended December 31, 1997 for a total 32,724,000. No benefit has been recorded in the financial statements due to the uncertainty of future net income. The federal operating loss carryforwards begin to expire in 2011 and the state operating loss carryforwards begin to expire in 2001.

         Also, the losses will have a significant diminution because of a change in ownership as promulgated by Internal Revenue Code Section 382.

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)

                     NOTES TO FINANCIAL STATEMENTS CONTINUED

          FOR THE PERIOD JUNE 191 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997



7.       MARKETABLE SECURITIES

         At December 31, 1997, the Company held 11,853 available for sale shares of Yahoo Stock with a closing bid price of 69.25 for a total asset value of 820,820.


8.       PROPERTY AND EQUIPMENT

         Computer equipment                                     941,651
         Network operating centers                            1,038,389
         Furniture and equipment                                480,834
         Leasehold improvement                                  114,258
                                                              ---------

              Total cost                                                                  2,575,132

              Less accumulated depreciation                                                 730,066
                                                                                          ---------

         PROPERTY AND EQUIPMENT NET                                                       1,845,066
                                                                                          =========


         Assets were pledged as security for loans made to the Company (Uniform Commercial Code Filing.)


9.       CONFORMITY

         Prior auditor's statements were modified to conform to December 31, 1997 statement.


10.      GROSS SALES VOLUME

         Gross sales volume represents the volume of business generated to produce the revenues. The gross sales volume of 38,218,566 produced revenues of 6,220,857 for the year ended December 31, 1997. The gross sales volume of 20,124,024 produced revenues of 4,140,127 for the year ended December 31, 1996.

                                ZULU MEDIA, INC.
                            (A Delaware Corporation)


                     NOTES TO FINANCIAL STATEMENTS continued

          FOR THE PERIOD JUNE 19,1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997




11.      GOING CONCERN

         The Company has suffered recurring losses from operations, has a net loss of 27,577,236 for the year ended December 31, 1997. Also at December 31, 1997, the Company's working capital position was a deficit of 6,019,391. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The Company has been able to continue operations through the funding from private investors, cash inflows from operations, and the extension of terms from creditors. Continued operations depend upon the Company continuing to obtain financing for its activities. Management's plan for the Company includes raising additional working capital through debt and/or equity financing until profitable operations and positive cash flow are achieved and maintained, which management believes are in the near future. However, no assurances can be given that the Company will be successful in raising additional capital, there is no assurance that the Company will achieve profitability or positive cash flow. If the Company is unable to obtain adequate additional financing, management will be required to curtail the operations of the Company.


12.      SUBSEQUENT EVENTS

         In 1998, Yahoo Stock (Marketable Securities) were sold for 749,349 resulting in a loss of approximately 71,000.

         In 1998, a settlement was effected with Netscape whereby the accounts receivable due from Netscape (697,764) would be offset by the payable due to Netscape (1,456,564). The net effect of the settlement was the mutual dismissal of financial obligations to each other.

         Zulu Media, Inc. was sold by SoftBank Holding, Inc. (the parent company) to MediaBank, Inc., an intermediary for Netmaster, Inc. for nine million one hundred twenty nine thousand dollars (9,129,000) in a common stock purchase. The purchase price was paid to SoftBank Holdings, Inc. with 9,129 shares of Series C redeemable preferred stock of Netmaster, Inc. The Netmaster stock shall be redeemable in three equal installments of 3.043 shares on or before each of December 31, 1999. December 31, 2001 and December 31, 2002 (each referred to as redemption dates) by MediaBank delivery to SoftBank of 1,000 cash for each share of Netmaster stock or an aggregate of three million forty-three thousand dollars (3,043,000) on or before December 31, 1999, December 31, 2001, and December 31, 2002. MediaBank hereby irrevocably guarantees jointly and severally Netmaster's obligation to redeem the Netmaster stock as set forth above.

                                ZULU MEDIA, INC.
                            (A DELAWARE CORPORATION)

                     NOTES TO FINANCIAL STATEMENTS CONTINUED

          FOR THE PERIOD JUNE 19, 1996 (INCEPTION) TO DECEMBER 31, 1996
                    AND FOR THE YEAR ENDED DECEMBER 31, 1997




13.      COMMITMENTS AND CONTINGENCIES

         The Company leases its operating facilities under non-cancelable operating leases which expire at various dates through 2001. Future minimum lease payments under such operating leases are as follows:

                   1998                                         449,750
                   1999                                         461,750
                   2000                                         407,400
                   2001                                         307,500
                                                              ---------

                                                              1,626,400
                                                              =========

         Rental expense for the period from June 19, 1996 (inception) to December 31, 1996 related to these leases were approximately 271,500 and for the year ended December 31, 1997 was approximately 566,000.


         In the normal course of business the Company is involved in various lawsuits. Management is of the opinion that any liability or loss in excess of insurance coverage resulting from such litigation will not have a material adverse effect on the financial statements.



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